EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Announces the Promotion of Joan Hilson to

Executive Vice President, Chief Financial Officer, AE Brand

Warrendale, PA -- April 19, 2006--American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced the promotion of Joan Hilson to Executive Vice President, Chief Financial Officer, American Eagle Brand. Ms. Hilson had been Senior Vice President, Finance of American Eagle since September 2005, when she joined the Company from Limited Brands, where she recently served as Chief Financial Officer of Victoria's Secret Stores. In her new role, Ms. Hilson will assume responsibility for all areas within Corporate Finance and Accounting as well as Merchandise Planning and Allocation. She will continue to report to Chief Executive Officer, Jim O'Donnell.

"Since joining American Eagle last September, Joan has proven to be a strategic leader who has demonstrated strong management skills in many areas that are critical to our growth and future success, including inventory control, expense discipline and merchandise planning and allocation," said Jim O'Donnell. "I am confident that Joan's extensive industry experience and financial expertise will serve our Company well as we continue to expand the American Eagle Brand and pursue new growth concepts."

Ms. Hilson joined American Eagle with more than 20 years of experience in finance. She previously served in several capacities with Limited Brands over a 12-year period, recently as Executive Vice President, Chief Financial Officer of Victoria's Secret Stores. During that time, she was also responsible for Merchandise Planning, Allocation and Control. Before joining Limited Brands, Ms. Hilson was Vice President, Finance at Sterling Jewelers, Inc., where she was responsible for the management of the Finance Division. She began her career at the accounting firm Coopers & Lybrand.

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 801 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the continued expansion of the American Eagle Brand and launch of new growth concepts. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that we will not be able to successfully expand the American Eagle Brand and launch new growth concepts and those other risks described in the Risk Factor Section of the Company's Form 10-K for the year ended January 28, 2006 filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660